Exhibit 99.1

CONTACT:	Robert Gross
Chairman and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
Executive Vice President – Finance
Chief Financial Officer
(585) 647-6400

Investors: Megan Crudele
Media: Marisa Mulqueen
FTI Consulting
(212) 850-5600

FOR IMMEDIATE RELEASE

MONRO MUFFLER BRAKE, INC. ANNOUNCES RECORD THIRD QUARTER

FISCAL 2012 FINANCIAL RESULTS

~ Third Quarter Net Income Up 22.5%; EPS $.42 vs. $.35 Prior Year ~

~ Fourth Quarter Fiscal 2012 Estimated EPS Range of $.34 to $.38 versus $.26 in Fourth Quarter Fiscal 2011 ~

~ Increases Estimated Fiscal 2012 EPS Range to $1.71 to $1.75 ~

ROCHESTER, N.Y. – January 24, 2012 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced record financial results for its third quarter ended December 24, 2011.

Third Quarter Results

Sales for the third quarter of fiscal 2012 increased 6.8% to a record $176.7 million as compared to $165.5 million for the third quarter of fiscal 2011. Comparable store sales were approximately flat with one more day in the quarter, as compared to a 5.4% increase last year. Comparable store sales increased approximately 14% for exhaust, 6% for brakes and 2% for front end/shocks, were flat for maintenance services, and decreased approximately 4% for tires and alignments. New stores added sales of $12.3 million.

Gross margin decreased to 38.4% in the third quarter from 39.1% in the prior year quarter due to increased tire and oil costs and the Company’s decision to not pass certain increases along to consumers, partially offset by improved labor productivity and leveraging of fixed occupancy costs. Total operating expenses were $45.1 million, or 25.5% of sales, as compared with $46.1 million, or 27.8% of sales, for the same period of the prior year. The reduction in operating expenses as a percent of sales is largely due to operating leverage, as well as a gain on the sale of seven stores on Long Island.

Operating income for the quarter increased 21.2% to $22.6 million from $18.7 million in the third quarter of fiscal 2011. Interest expense was flat at $1.2 million as compared to the third quarter of fiscal 2011.

Net income for the third quarter increased 22.5% to a record $13.6 million from $11.1 million in the prior year period. Diluted earnings per share for the quarter increased 20.0% to $.42, as compared to diluted earnings per share of $.35 in the third quarter of fiscal 2011, and was at the high end of the Company’s estimated range of $.38 to $.42. Net income for the third quarter reflects an effective tax rate of 36.8% as compared with 38.3% for the prior year period.

The Company added eight locations and closed seven locations during the quarter, ending the quarter with 803 stores.

Robert G. Gross, Chairman and Chief Executive Officer stated, “During the third quarter, we once again achieved strong profitability despite a continuing difficult economic environment, due largely to our recent acquisitions outperforming our expectations, and continued operating leverage through a focus on cost control. We generated solid performance across many of our major service categories during the third quarter as consumers continued prioritizing repairs in order to extend the life of their vehicles. However, this was somewhat offset as we were negatively impacted by an unseasonably warm quarter, leading consumers to delay purchases, especially tires, needed to prepare their cars for winter. Overall, we are pleased with the strength of our business entering the fourth quarter, which we believe reflects the ability of our employees to consistently provide excellent service, turning new customers into loyal customers and keeping loyal customers returning.”

First Nine Month Results

For the nine-month period, sales increased 6.0% to a record $514.8 million from $485.9 million in the same period of the prior year. Comparable store sales increased .4% versus an increase of 5.7% in fiscal 2011. Net income for the first nine months of fiscal 2012 increased 17.3% to a record $44.1 million, or $1.37 per diluted share, compared with $37.6 million, or $1.18 per diluted share in the comparable period of fiscal 2011.

Company Outlook

Based on current visibility, business and economic trends, the recently completed acquisitions, as well as fiscal 2012 being a 53-week year, the Company now anticipates fiscal 2012 comparable store sales growth in the range of 2% to 3% (flat to 1% adjusted for days) and is increasing its estimated fiscal 2012 diluted earnings per share to a range of $1.71 to $1.75, from the prior range of $1.68 to $1.74. The estimate is based on 32.3 million weighted average shares outstanding. The Company expects its sales for the year to be approximately $690 million.

For the fourth quarter of fiscal 2012, the Company anticipates comparable store sales growth in the range of 1% to 4% adjusted for days. The Company expects diluted earnings per share for the fourth quarter to be between $.34 and $.38, as compared to $.26 for the fourth quarter of fiscal 2011.

Mr. Gross concluded, “We continue to have a positive outlook for the business for fiscal 2012 and the long-term. For the month of January, we experienced positive trends, with same store sales increasing approximately 6%, giving us confidence that the soft results we experienced in the latter half of the third quarter were mainly a result of unusually warm weather and customers prioritizing holiday spending. Overall, we anticipate continued moderate organic sales growth throughout the remainder of the year as a result of the macroeconomic environment, continued high unemployment, increased tire and gas prices and low consumer confidence. Additionally, we continue to believe that the current macroeconomic environment puts us in an ideal position to take advantage of additional acquisition opportunities. In that regard, we expect to complete the acquisition of additional stores this quarter that, when combined with the two acquisitions we already completed this fiscal year, will represent 10% annual acquisition growth on a run-rate basis this year. These stores are expected to be accretive in fiscal 2013.”

Earnings Conference Call and Webcast

The Company will host a conference call and audio webcast on Tuesday, January 24, 2012 at 11:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-877-857-6147 and using the required pass code 2034300. A replay will be available approximately one hour after the recording through Tuesday, February 7, 2012 and can be accessed by dialing 1-877-870-5176. The live conference call and replay can also be accessed via audio webcast at the Investor Info section of the Company’s website, located at www.monro.com. An archive will be available at this website through February 7, 2012.

About Monro Muffler Brake

Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire, Tread Quarters Discount Tires, Autotire and Tire Warehouse. The Company currently operates 803 stores in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine, Illinois and Missouri. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.

The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2011.

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MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Quarter Ended Fiscal December
	2011	2010	% Change
Sales	$176,733	$165,528	6.8%
Cost of sales, including distribution and occupancy costs	108,954	100,811	8.1%

Gross profit	67,779	64,717	4.7%
Operating, selling, general and administrative expenses	45,146	46,051	-2.0%

Operating income	22,633	18,666	21.2%
Interest expense, net	1,208	1,183	2.0%
Other income, net	(34)	(427)	-92.2%

Income before provision for income taxes	21,459	17,910	19.8%
Provision for income taxes	7,907	6,852	15.4%

Net income	$13,552	$11,058	22.5%

Diluted earnings per share:	$.42	$.35	20.0%

Weighted average number of diluted shares outstanding	32,096	31,915
Number of stores open (at end of quarter)	803	783

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars and share counts in thousands)

	Nine Months Ended Fiscal December
	2011	2010	% Change
Sales	$514,807	$485,870	6.0%
Cost of sales, including distribution and occupancy costs	304,903	288,787	5.6%

Gross profit	209,904	197,083	6.5%
Operating, selling, general and administrative expenses	135,939	133,091	2.1%

Operating income	73,965	63,992	15.6%
Interest expense, net	3,663	3,863	-5.2%
Other income, net	(257)	(567)	-54.6%

Income before provision for income taxes	70,559	60,696	16.2%
Provision for income taxes	26,449	23,103	14.5%

Net income	$44,110	$37,593	17.3%

Diluted earnings per share	$1.37	$1.18	16.1%

Weighted average number of diluted shares outstanding	32,243	31,747

MONRO MUFFLER BRAKE, INC.

Financial Highlights

(Unaudited)

(Dollars in thousands)

	December 24, 2011	March 26, 2011
Current Assets
Cash	$1,971	$2,670
Inventories	101,400	98,964
Other current assets	27,841	27,149

Total current assets	131,212	128,783
Property, plant and equipment, net	206,449	200,596
Other non-current assets	159,963	122,461

Total assets	$497,624	$451,840

Liabilities and Shareholders’ Equity
Current liabilities	$111,160	$109,440
Long-term debt	43,280	41,990
Other long-term liabilities	22,559	20,161

Total liabilities	176,999	171,591
Total shareholders’ equity	320,625	280,249

Total liabilities and shareholders’ equity	$497,624	$451,840